THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-105242

                  SUBJECT TO COMPLETION. DATED AUGUST 8, 2003.
           Prospectus Supplement to the Prospectus dated May 21, 2003 and the Prospectus Supplement dated May 21, 2003 -- No.

(GOLDMAN SACHS LOGO)
                                $

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B
                      Capped Participation Notes due 2006
                        (Linked to the S&P 500(R) Index)

                             ----------------------

    Your return on the notes is linked to the monthly performance of the S&P 500(R) Index, subject to a monthly appreciation cap of 3.25%. No matter how the index performs, you will receive at least 102% of the face amount of your note
on the stated maturity date, which will be     , 2006 (unless extended due to
market disruption or non-business days). You will not receive any interest or other payment with respect to your note prior to the stated maturity date.
    On the stated maturity date, we will pay you an amount in cash equal to the face amount of your note plus the supplemental payment amount. The supplemental payment amount will equal the face amount of your note times the greater of:
    - 2%, or
    - the sum of the index performances for each of the              monthly
      periods prior to the stated maturity (subject to the monthly appreciation cap of 3.25%)

      The index performance for each monthly period will be the percentage increase, or decrease, in the level of the index from the start of the relevant monthly period to the end of the period. The monthly index performance may be positive or negative and, as a result, any negative monthly index performance could potentially offset a positive index performance in other periods.
    The monthly periods will start on the       day of each month, beginning on
      , 2003, subject to adjustments for market disruption and non-business days.
    The maximum amount that we will pay you on the stated maturity date is   %
of the outstanding face amount of your note. We will pay this maximum amount if
the index level increases by 3.25% or more during each of the       monthly
periods, which we consider very unlikely to happen. However, if the index level increases by less than 3.25% or decreases during any or all of the monthly periods, the amount we will pay you on the stated maturity date could be substantially less, though not less than 102% of the outstanding face amount of your note. Even if the final index level is substantially higher than the initial index level, it is possible that we will pay you only 102% times the face amount of your note on the stated maturity date.
    Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the notes found in "Summary Information" on page S-2 and "Specific Terms of Your Note" on page S-14

    Your investment in the notes involves significant risks and we encourage you to read "Additional Risk Factors Specific to Your Note" on page S-9 so that you may better understand those risks.

ORIGINAL ISSUE DATE (SETTLEMENT DATE):             , 2003

ORIGINAL ISSUE PRICE:  100% of the face amount

NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.:      % of the face amount

                             ----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

    "S&P(R)", "Standard & Poor's(R)" and the "S&P 500(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Goldman, Sachs & Co and its affiliates. The notes have not been passed on by Standard & Poor's as to their legality or suitability. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the notes.

                              GOLDMAN, SACHS & CO.

                             ----------------------

                 Prospectus Supplement dated            , 2003.

                              SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the "offered notes" or the "notes". Each of the offered notes, including your note, has the terms described below and under "Specific Terms of Your Note" on page S-14. Please note that in this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the "accompanying prospectus" mean the accompanying Prospectus, dated May 21, 2003, as supplemented by the accompanying Prospectus Supplement, dated May 21, 2003, of The Goldman Sachs Group, Inc.

                                   KEY TERMS

ISSUER:  The Goldman Sachs Group, Inc.

INDEX: S&P 500(R) Index (Bloomberg ticker "SPX"), as published by Standard & Poor's

FACE AMOUNT:  each note will have a face amount equal to $1,000; $          in
the aggregate for all the offered notes

PAYMENT AMOUNT: on the stated maturity date, we will pay the holder of the note an amount in cash equal to the sum of (i) the outstanding face amount of the note plus (ii) the supplemental payment amount

SUPPLEMENTAL PAYMENT AMOUNT:  the face amount of the note times the greater of
(i) 2% or (ii) the capped index performance

MEASUREMENT DATES:  the      day of each month, beginning on        , 2003,
except that each measurement date may be extended for up to six business days; the final measurement date will be the determination date

ENDING VALUE: for each measurement date, the closing index level of the S&P 500(R) Index on that measurement date, subject to adjustment as provided below under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" on page S-16

STARTING VALUE: for each measurement date, the closing index level on the preceding measurement date, subject to adjustment as provided below under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" on page S-16; the starting value for the first measurement date is the initial index level

MONTHLY PERFORMANCE: for each measurement date, the result of the relevant ending value divided by the relevant starting value minus one; the monthly performance may be positive or negative

CAPPED MONTHLY PERFORMANCE: for each measurement date, the lesser of (i) the relevant monthly performance or (ii) the cap rate

CAP RATE:  3.25%

CAPPED INDEX PERFORMANCE: the sum of the capped monthly performances for each measurement date

INITIAL INDEX LEVEL:  the closing index level on the trade date

STATED MATURITY DATE:         , 2006 unless extended for up to six business days

DETERMINATION DATE:  the final measurement date, which is the fifth business day
prior to                , 2006, unless extended for up to five business days

NO INTEREST:  the offered notes will not bear interest

LISTING: the offered notes will not be listed on any securities exchange or interdealer market quotation system

CALCULATION AGENT:  Goldman, Sachs & Co.

BUSINESS DAY:  as described on page S-17

CUSIP NO.:

                                      Q&A

HOW DO THE NOTES WORK?

      The notes offered by this prospectus supplement will have a stated maturity date of at least 3 years, but no more than 3 years and 4 months after the original issue date. The return on the notes will be linked to the sum of the monthly performances of the S&P 500(R) Index, subject to the monthly appreciation cap of 3.25%. As a result, the maximum amount you can receive on the stated maturity date is 217% of the outstanding face amount of your note if the stated maturity date is 3 years after the original issue date and 230% of the outstanding face amount of your note if the stated maturity date is 40 months after the original issue date, no matter how high the level of the index may rise. We have calculated these hypothetical maximum payments by determining the sum of (i) the number of monthly periods from the original issue date to the stated maturity date times 3.25% and (ii) 100%. We would only pay this maximum amount if the index performance for each monthly period is equal to or greater than the cap rate of 3.25%. It is possible for a note to return only 102% times the face amount even if the final index level is significantly higher than the initial index level. It is also possible for the capped index performance to be significantly negatively impacted by one poor performing period. However, in no event will you receive less than 102% of your initial investment in a note if you purchase the note on the original issue date and hold it until the stated maturity date. The notes will bear no interest and no other payments will be made prior to the stated maturity date. See "Additional Risk Factors Specific to Your Note" on page S-9.

      As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled "Medium-Term Notes, Series B" issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see "Specific Terms of Your Note" on page S-14.

WHAT WILL I RECEIVE AT THE STATED MATURITY OF THE NOTES?

      We have designed the notes for investors who want to protect their entire investment by receiving at the stated maturity at least 102% of the outstanding face amount of their note, while also having an opportunity to participate in the potential appreciation of the S&P 500(R) Index above the initial index level during the term of the notes, subject to a monthly appreciation cap of 3.25%.

      The maximum amount you can receive on the state maturity date is      % of
the face amount of your note, no matter how high the level of the index may rise. Moreover, if the amount payable on your note on the stated maturity date is the face amount or even if the amount payable exceeds the face amount of your note, the over-all return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. For more details, see "Additional Risk Factors Specific to Your Note -- Your Note does Not Bear Periodic Interest" on Page S-9 below.

      The amount payable on the offered notes will be computed by first determining the monthly performances of the index.

      Each monthly performance is calculated by dividing the closing level of the index at the end of the period by the closing level of the index at the beginning of that period, then subtracting one. (The monthly performance for any period may be negative if the ending value is lower than the starting value for the period.) If a monthly performance (expressed as a percentage) is less than or equal to 3.25%, then that monthly performance is used for that period. Otherwise, the monthly performance is capped at 3.25%. Thus, 3.25% is used instead of the actual performance for any period during which the monthly performance exceeds 3.25%. We then compute the sum of all capped monthly performances.

      We call this computed value the capped index performance. Finally, the value of the capped index performance (expressed as a percentage) is compared against 2%. Each offered note pays at maturity (i) the outstanding face amount plus (ii) the supplemental payment amount. The supplemental payment amount will equal the outstanding face amount times the greater of (i) the value of the capped index performance or (ii) 2%. Note that the capped index performance may be negative if some of the monthly performances are negative.

      The calculation agent will determine the relevant closing levels of the index on each measurement date, as calculated and published by the index sponsor.

WHAT WILL I RECEIVE IF I SELL THE NOTE PRIOR TO THE STATED MATURITY?

      If you sell your note prior to the stated maturity date, you will receive the market price for your note. The market price for your note may be influenced by many factors, such as interest rates and the volatility of the index. Depending on the impact of these factors, you may receive less than the face amount of your note in any sale of your note before the stated maturity date. For more details, see "Additional Risk Factors Specific to Your Note -- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" on Page S-10 below.

HYPOTHETICAL EXAMPLES

      All of the following hypothetical examples are based on a note having a face amount and an initial public offering price of $1,000, a monthly cap of 3.25% and 36 monthly periods and measurement dates. The following examples also assume that the note is purchased on the original issue date and held until the stated maturity date. For more detail about hypothetical rates of return on your note, please see the following examples and "Hypothetical Returns on Your Note" on page S-20.

      The examples are based on a range of index levels as of each measurement date that are entirely hypothetical; no one can predict what the value of the index will be on any measurement date. Consequently, the actual index level, which will serve as the baseline for determining the index performance during the first monthly period, may differ substantially from the index level on the date of this prospectus supplement (and may also differ from the level on the day you purchase any offered notes). Moreover, the actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples set forth below.

EXAMPLE I:  MONTHLY PERFORMANCE EXCEEDS THE CAP RATE DURING EACH PERIOD (MAXIMUM
            POSSIBLE RETURN ON NOTE)

----------------------------------------------------------------------------------------------
                                                            MONTHLY
            STARTING VALUE (AS    ENDING VALUE (AS        PERFORMANCE           MONTHLY
            % OF INITIAL INDEX   % OF INITIAL INDEX     ((ENDING VALUE /      PERFORMANCE
PERIOD            VALUE)               VALUE)         STARTING VALUE) - 1)      CAPPED?
----------------------------------------------------------------------------------------------
 Period 1         100.0%                103.5%                3.50%          Yes, at 3.25%
 Period 2         103.5%                107.1%                3.50%          Yes, at 3.25%
 Period 3         107.1%                110.9%                3.50%          Yes, at 3.25%
 Period 4         110.9%                114.8%                3.50%          Yes, at 3.25%
 Period 5         114.8%                118.8%                3.50%          Yes, at 3.25%
 Period 6         118.8%                122.9%                3.50%          Yes, at 3.25%
 Period 7         122.9%                127.2%                3.50%          Yes, at 3.25%
 Period 8         127.2%                131.7%                3.50%          Yes, at 3.25%
 Period 9         131.7%                136.3%                3.50%          Yes, at 3.25%
 Period 10        136.3%                141.1%                3.50%          Yes, at 3.25%
 Period 11        141.1%                146.0%                3.50%          Yes, at 3.25%
 Period 12        146.0%                151.1%                3.50%          Yes, at 3.25%
 Period 13        151.1%                156.4%                3.50%          Yes, at 3.25%
 Period 14        156.4%                161.9%                3.50%          Yes, at 3.25%
 Period 15        161.9%                167.5%                3.50%          Yes, at 3.25%
 Period 16        167.5%                173.4%                3.50%          Yes, at 3.25%
 Period 17        173.4%                179.5%                3.50%          Yes, at 3.25%
 Period 18        179.5%                185.7%                3.50%          Yes, at 3.25%
 Period 19        185.7%                192.3%                3.50%          Yes, at 3.25%
 Period 20        192.3%                199.0%                3.50%          Yes, at 3.25%
 Period 21        199.0%                205.9%                3.50%          Yes, at 3.25%
 Period 22        205.9%                213.2%                3.50%          Yes, at 3.25%
 Period 23        213.2%                220.6%                3.50%          Yes, at 3.25%
 Period 24        220.6%                228.3%                3.50%          Yes, at 3.25%
 Period 25        228.3%                236.3%                3.50%          Yes, at 3.25%
 Period 26        236.3%                244.6%                3.50%          Yes, at 3.25%
 Period 27        244.6%                253.2%                3.50%          Yes, at 3.25%
 Period 28        253.2%                262.0%                3.50%          Yes, at 3.25%
 Period 29        262.0%                271.2%                3.50%          Yes, at 3.25%
 Period 30        271.2%                280.7%                3.50%          Yes, at 3.25%
 Period 31        280.7%                290.5%                3.50%          Yes, at 3.25%
 Period 32        290.5%                300.7%                3.50%          Yes, at 3.25%
 Period 33        300.7%                311.2%                3.50%          Yes, at 3.25%
 Period 34        311.2%                322.1%                3.50%          Yes, at 3.25%
 Period 35        322.1%                333.4%                3.50%          Yes, at 3.25%
 Period 36        333.4%                345.0%                3.50%          Yes, at 3.25%
----------------------------------------------------------------------------------------------
 CAPPED INDEX PERFORMANCE                                                          117.00%
----------------------------------------------------------------------------------------------
 FACE AMOUNT X CAPPED INDEX PERFORMANCE                                          $1,170.00
----------------------------------------------------------------------------------------------
 FACE AMOUNT + (FACE AMOUNT X CAPPED INDEX PERFORMANCE)                          $2,170.00
----------------------------------------------------------------------------------------------
 PAYMENT AT THE STATED MATURITY DATE IS $2,170 SINCE $2,170 IS GREATER
 THAN $1,020 (102% TIMES THE FACE AMOUNT)                                        $2,170.00
----------------------------------------------------------------------------------------------

EXAMPLE II:  MONTHLY PERFORMANCES ARE MIXED BUT NOTE RETURN IS LESS THAN THE
             INDEX RETURN

-----------------------------------------------------------------------------------------------
                                                            MONTHLY
            STARTING VALUE (AS    ENDING VALUE (AS        PERFORMANCE           MONTHLY
            % OF INITIAL INDEX   % OF INITIAL INDEX     ((ENDING VALUE /      PERFORMANCE
PERIOD            VALUE)               VALUE)         STARTING VALUE) - 1)      CAPPED?
-----------------------------------------------------------------------------------------------
 Period 1         100.0%                105.5%                5.50%           Yes, at 3.25%
 Period 2         105.5%                113.9%                8.00%           Yes, at 3.25%
 Period 3         113.9%                119.1%                4.50%           Yes, at 3.25%
 Period 4         119.1%                120.3%                1.00%           No, use 1.00%
 Period 5         120.3%                116.7%               -3.00%          No, use -3.00%
 Period 6         116.7%                121.3%                4.00%           Yes, at 3.25%
 Period 7         121.3%                122.5%                1.00%           No, use 1.00%
 Period 8         122.5%                116.4%               -5.00%          No, use -5.00%
 Period 9         116.4%                112.9%               -3.00%          No, use -3.00%
 Period 10        112.9%                117.4%                4.00%           Yes, at 3.25%
 Period 11        117.4%                115.1%               -2.00%          No, use -2.00%
 Period 12        115.1%                113.9%               -1.00%          No, use -1.00%
 Period 13        113.9%                120.8%                6.00%           Yes, at 3.25%
 Period 14        120.8%                123.2%                2.00%           No, use 2.00%
 Period 15        123.2%                125.0%                1.50%           No, use 1.50%
 Period 16        125.0%                129.1%                3.25%           Yes, at 3.25%
 Period 17        129.1%                130.8%                1.30%           No, use 1.30%
 Period 18        130.8%                129.5%               -1.00%          No, use -1.00%
 Period 19        129.5%                123.0%               -5.00%          No, use -5.00%
 Period 20        123.0%                127.9%                4.00%           Yes, at 3.25%
 Period 21        127.9%                131.7%                3.00%           No, use 3.00%
 Period 22        131.7%                132.4%                0.50%           No, use 0.50%
 Period 23        132.4%                135.1%                2.00%           No, use 2.00%
 Period 24        135.1%                132.3%               -2.00%          No, use -2.00%
 Period 25        132.3%                131.0%               -1.00%          No, use -1.00%
 Period 26        131.0%                128.4%               -2.00%          No, use -2.00%
 Period 27        128.4%                132.3%                3.00%           No, use 3.00%
 Period 28        132.3%                133.6%                1.00%           No, use 1.00%
 Period 29        133.6%                136.9%                2.50%           No, use 2.50%
 Period 30        136.9%                136.9%                0.00%           No, use 0.00%
 Period 31        136.9%                139.0%                1.50%           No, use 1.50%
 Period 32        139.0%                138.3%               -0.50%          No, use -0.50%
 Period 33        138.3%                139.7%                1.00%           No, use 1.00%
 Period 34        139.7%                145.2%                4.00%           Yes, at 3.25%
 Period 35        145.2%                154.0%                6.00%           Yes, at 3.25%
 Period 36        154.0%                165.5%                7.50%           Yes, at 3.25%
-----------------------------------------------------------------------------------------------
 CAPPED INDEX PERFORMANCE                                                            31.55%
-----------------------------------------------------------------------------------------------
 FACE AMOUNT X CAPPED INDEX PERFORMANCE                                             $315.50
-----------------------------------------------------------------------------------------------
 FACE AMOUNT + (FACE AMOUNT X CAPPED INDEX PERFORMANCE)                           $1,315.50
-----------------------------------------------------------------------------------------------
 PAYMENT AT THE STATED MATURITY DATE IS $1,315.50 SINCE $1,315.50 IS
 GREATER THAN $1,020 (102% TIMES THE FACE AMOUNT)                                 $1,315.50
-----------------------------------------------------------------------------------------------

EXAMPLE III:  FINAL INDEX LEVEL IS GREATER THAN INITIAL INDEX LEVEL YET NOTE
              ONLY RETURNS MINIMUM OF 102% TIMES THE OUTSTANDING FACE AMOUNT AT THE STATED MATURITY

-------------------------------------------------------------------------------------------------
                                                            MONTHLY
            STARTING VALUE (AS    ENDING VALUE (AS        PERFORMANCE            MONTHLY
            % OF INITIAL INDEX   % OF INITIAL INDEX     ((ENDING VALUE /       PERFORMANCE
PERIOD            VALUE)               VALUE)         STARTING VALUE) - 1)       CAPPED?
-------------------------------------------------------------------------------------------------
 Period 1         100.0%                106.0%                6.00%             Yes, at 3.25%
 Period 2         106.0%                114.5%                8.00%             Yes, at 3.25%
 Period 3         114.5%                122.5%                7.00%             Yes, at 3.25%
 Period 4         122.5%                127.4%                4.00%             Yes, at 3.25%
 Period 5         127.4%                129.3%                1.50%             No, use 1.50%
 Period 6         129.3%                129.3%                0.00%             No, use 0.00%
 Period 7         129.3%                124.1%               -4.00%            No, use -4.00%
 Period 8         124.1%                115.4%               -7.00%            No, use -7.00%
 Period 9         115.4%                122.4%                6.00%             Yes, at 3.25%
 Period 10        122.4%                123.6%                1.00%             No, use 1.00%
 Period 11        123.6%                130.4%                5.50%             Yes, at 3.25%
 Period 12        130.4%                135.6%                4.00%             Yes, at 3.25%
 Period 13        135.6%                137.0%                1.00%             No, use 1.00%
 Period 14        137.0%                130.1%               -5.00%            No, use -5.00%
 Period 15        130.1%                124.9%               -4.00%            No, use -4.00%
 Period 16        124.9%                126.2%                1.00%             No, use 1.00%
 Period 17        126.2%                129.9%                3.00%             No, use 3.00%
 Period 18        129.9%                135.1%                4.00%             Yes, at 3.25%
 Period 19        135.1%                138.5%                2.50%             No, use 2.50%
 Period 20        138.5%                131.6%               -5.00%            No, use -5.00%
 Period 21        131.6%                139.5%                6.00%             Yes, at 3.25%
 Period 22        139.5%                144.4%                3.50%             Yes, at 3.25%
 Period 23        144.4%                138.6%               -4.00%            No, use -4.00%
 Period 24        138.6%                131.7%               -5.00%            No, use -5.00%
 Period 25        131.7%                121.1%               -8.00%            No, use -8.00%
 Period 26        121.1%                115.7%               -4.50%            No, use -4.50%
 Period 27        115.7%                115.7%                0.00%             No, use 0.00%
 Period 28        115.7%                114.5%               -1.00%            No, use -1.00%
 Period 29        114.5%                116.8%                2.00%             No, use 2.00%
 Period 30        116.8%                112.1%               -4.00%            No, use -4.00%
 Period 31        112.1%                113.8%                1.50%             No, use 1.50%
 Period 32        113.8%                113.3%               -0.50%            No, use -0.50%
 Period 33        113.3%                114.4%                1.00%             No, use 1.00%
 Period 34        114.4%                111.0%               -3.00%            No, use -3.00%
 Period 35        111.0%                117.6%                6.00%             Yes, at 3.25%
 Period 36        117.6%                126.4%                7.50%             Yes, at 3.25%
-------------------------------------------------------------------------------------------------
 CAPPED INDEX PERFORMANCE                                                              -1.50%
-------------------------------------------------------------------------------------------------
 FACE AMOUNT X CAPPED INDEX PERFORMANCE                                               $(15.00)
-------------------------------------------------------------------------------------------------
 FACE AMOUNT + (FACE AMOUNT X CAPPED INDEX PERFORMANCE)                               $985.00
-------------------------------------------------------------------------------------------------
 PAYMENT AT THE STATED MATURITY DATE IS $1,020 (102% TIMES THE FACE
 AMOUNT) SINCE $1,020 IS GREATER THAN $985                                          $1,020.00
-------------------------------------------------------------------------------------------------

WHO PUBLISHES THE INDEX AND WHAT DOES IT MEASURE?

      The S&P 500(R) Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 31, 2003, 424 companies, or 84.0% of the index traded on the New York Stock Exchange, 74 companies or 15.8% of the index traded on The Nasdaq Stock Market and 2 companies, or 0.2% of the index traded on the American Stock Exchange. Standard & Poor's chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its stock guide database of over 7,445 equities, which Standard & Poor's uses as an assumed model for the composition of the total market.

      The index is determined, comprised and calculated by Standard & Poor's without regard to the offered notes.

      For further information, please see "The Index" on page S-29.

WHAT ABOUT TAXES?

      If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based upon an estimated yield for the notes, even though you will not receive any payments from us until maturity. This estimated yield is determined solely to calculate the amount you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the notes will be taxed as ordinary interest income. If you purchase the notes at a time other than the original issue date, the tax consequences to you may be different.

      For further information you should refer to "Supplemental Discussion of United States Federal Income Tax Consequences" on page S-33.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated May 21, 2003. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

                  THE POTENTIAL RETURN ON YOUR NOTE IS LIMITED

      Your ability to participate in any rise in the level of the index is limited. Because of the formula that we will use to determine the payment amount, the amount you receive on the stated maturity date may result in a lower rate of return on your note than you would have received had you invested in another security linked to the index or in the index stocks directly. Moreover, even if the final index level is higher than the initial index level, it is possible that we will pay you only the outstanding face amount times 102% on the stated maturity date.

      In particular, you should note the following about the formula used to determine the payment amount:

- Your exposure to the depreciation of the index in any monthly period is not limited and any negative monthly performances limit the benefit of any past or future positive monthly performances. This is the case because the capped index performance is calculated by adding the index performance for each monthly period subject to a cap but not a floor. As a result, the likelihood that the capped index performance will be 2% or less (and thus on the stated maturity date you will only receive the outstanding face amount of the note times 102%) increases as the number and magnitude of negative monthly performances increase. You will, however, always receive at least 102% of the outstanding face amount of your note on the stated maturity date.

- Your ability to participate in the appreciation of the index during any monthly period is limited. Because of the cap rate, the capped monthly performance will never exceed 3.25%. This means that, no matter how much the index may increase from one measurement date to the next (or from the initial index level to the first measurement date), the increase for any such period that will be reflected in calculating the payment amount on your note will never exceed the cap rate. Consequently, the cap rate will limit the highest return you can receive on the stated maturity date.

      As a result of the cap rate and the formula used to determine the payment amount, the maximum amount that we will pay on the stated maturity date will be
     %. We have calculated this maximum amount by determining the sum of (i) the number of monthly periods from the original issue date to the stated maturity date times 3.25% and (ii) 100%. We would only pay this maximum amount if the index level increases by the cap rate of 3.25% or more during each monthly period. However, if the index level increases by less than 3.25% or decreases during any or all of the monthly periods, the amount we will pay on the stated maturity date could be substantially less, though not less than 102% of the outstanding face amount of each note.

                   YOUR NOTE DOES NOT BEAR PERIODIC INTEREST

      You will not receive any periodic interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the over-all return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Moreover, under applicable United States tax law as described under "Supplemental Discussion of Federal

Income Tax Consequences", you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.

THE RETURN ON YOUR NOTE WILL NOT REFLECT ANY DIVIDENDS PAID ON THE INDEX STOCKS

      The index sponsor calculates the level of the index by reference to the prices of the common stocks included in the index, without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers.

 THE MARKET PRICE OF YOUR NOTE MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS

      When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The following factors, many of which are beyond our control, will influence the market value of your note:

- the index level;

- the volatility -- i.e., the frequency and magnitude of changes in the level of the index;

  -- As indicated under "The Index -- Historical Closing Levels of the Index", the level of the index has been highly volatile at times. It is impossible to predict whether the index level will rise or fall;

- the dividend rate on the index stocks;

- economic, financial, regulatory and political, military and other events that affect stock markets generally and the market segments of which the index stocks are a part, and which may affect the level of the index;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

      These factors will influence the price you will receive if you sell your note before maturity. If you sell your note before maturity, you may receive less than the outstanding face amount of your note. You cannot predict the future performance of the index based on its historical performance.

      Before investing in the offered notes, you should consult publicly available news sources to determine the index level between the date of this prospectus supplement and your purchase of the offered notes. The actual index level, which will serve as the baseline for determining index performance during the first monthly period, may differ substantially from the index level on the date of this prospectus supplement (and may also differ from the level on the trade date). Moreover, the actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the index or to the hypothetical return examples shown elsewhere in this prospectus supplement.

                       IF THE LEVEL OF THE INDEX CHANGES,
                       THE MARKET VALUE OF YOUR NOTE MAY
                         NOT CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your note. In part, this is because each monthly performance is limited to 3.25%. Even if the level of the index on any measurement date exceeds the level on the prior measurement date by more than 3.25%, the market value of your note likely will be less than it would have been had your note not been subject to a cap rate.

                       TRADING AND OTHER TRANSACTIONS BY
                      GOLDMAN SACHS IN INSTRUMENTS LINKED
                         TO THE INDEX STOCKS MAY IMPAIR
                             THE VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing some or all of the index stocks, options or futures on the index or index stocks or other instruments linked to the index or index stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index stocks. Any of these hedging activities may adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" below for a further discussion of transactions in which we or one or more of our affiliates may engage.

      Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.

                       YOU HAVE NO SHAREHOLDER RIGHTS OR
                          RIGHTS TO RECEIVE ANY STOCK

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no right to receive delivery of any index stocks.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the market value of your note and the amount we will pay on your note at maturity.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                        WILL HAVE THE AUTHORITY TO MAKE
                        DETERMINATIONS THAT COULD AFFECT
                         THE MARKET VALUE OF YOUR NOTE,
                         WHEN YOUR NOTE MATURES AND THE
                         AMOUNT YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining each starting value and ending value and the final closing index level on the determination date, which we will use to determine how much cash we must pay on the stated maturity date, and determining whether to postpone any measurement date or the stated maturity date because of a market disruption event. See "Specific Terms of Your Note" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

   THE POLICIES OF THE INDEX SPONSOR AND CHANGES THAT AFFECT THE INDEX OR THE INDEX STOCKS COULD AFFECT THE AMOUNT PAYABLE ON YOUR NOTE AND ITS MARKET VALUE

      The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available on any measurement date including the determination date because of a market disruption event or for any other reason, the calculation agent -- which initially will be Goldman, Sachs & Co., our affiliate -- may determine the index level on any particular measurement date (including the determination date) -- and thus the capped monthly performance for the measurement date and, ultimately, the amount payable on the stated maturity date -- in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on each measurement date (including the determination date) and the amount payable on your note more fully under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" and "-- Role of Calculation Agent".

 EXCEPT TO THE EXTENT WE ARE ONE OF THE 500 COMPANIES IN THE S&P 500(R) INDEX,
                THERE IS NO AFFILIATION BETWEEN THE INDEX STOCK
    ISSUERS AND US OR THE INDEX SPONSOR, AND WE ARE NOT RESPONSIBLE FOR ANY
           DISCLOSURE BY THE INDEX STOCK ISSUERS OR THE INDEX SPONSOR

      Goldman Sachs is one of the 500 index stocks comprising the S&P 500(R) Index. Goldman Sachs is not otherwise affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or any of the other index stock issuers. You, as an investor in your note, should make your own investigation into the index and the index stock issuers. See "The Index" below for additional information about the index.

      Neither the index sponsor nor any of the other index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    WE CAN POSTPONE THE STATED MATURITY DATE
                      IF A MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of the index is not available on the determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index at that time.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                          SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance".

      The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also "indexed debt securities", as defined in the accompanying prospectus.

      This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your note:

NO INTEREST:  we will not pay interest on your note.

SPECIFIED CURRENCY:

- U.S. Dollars

NO LISTING: your note will not be listed or displayed on any securities exchange or interdealer market quotation system

FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

DENOMINATIONS: each note registered in the name of a holder must have a face amount of $1,000 or any multiple of $1,000.

DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page of this prospectus supplement relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                     INDEX, INDEX SPONSOR AND INDEX STOCKS

      In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under "-- Discontinuance or Modification of the Index" below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the holder of your note, an amount in cash equal to the sum of:

     - the outstanding face amount plus

     - the supplemental payment amount.

The supplemental payment amount will equal the outstanding face amount of the note times the greater of (i) 2% or (ii) the capped index performance.

The capped index performance will equal the sum of the capped monthly performance for each measurement date. The capped monthly performance for any measurement date will be the lesser of (i) the relevant monthly performance or
(ii) the cap rate of 3.25%. We describe the monthly performance for each measurement date on the "Key Terms" page of this prospectus supplement. We describe the measurement dates below.

      Because of the cap rate, the highest capped monthly performance for any measurement date will be 3.25%; consequently, the capped index performance and the amount payable on your note on the stated maturity date will be limited, even if the index level on the determination date exceeds the initial index level times the capped index performance. In no case, however, will we pay you less than 102% times the outstanding face amount of your note on the stated maturity date, even if the index level on the determination date is lower than the initial index level.

      The calculation agent will determine the starting value and the ending value for each measurement date (including the determination date) by reference to the closing levels of the index on the relevant dates. The closing level of the index on any particular day will be the closing level on that day as calculated and published by the index sponsor. However, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under "-- Discontinuance or Modification of the Index" below.

MEASUREMENT DATES

      The measurement dates will be the      day of each month, commencing
          , 2003, except that (i) any measurement date that would otherwise fall on a day that is not a business day will instead fall on the next following business day and (ii) the last measurement date will be the determination date. The determination date is described under "-- Determination Date" below. In addition, if the calculation agent determines that a market disruption event occurs or is continuing on any day that would otherwise be a measurement date, then, with the exception of the last measurement date (which will be determined as described under "-- Determination Date" below), the measurement date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing, provided that a measurement date will never be later than the fifth business day after the day of each month (unless the relevant specified day is not a business day, in which case not later than the sixth business day after that date).

STATED MATURITY DATE

      The stated maturity date will be           unless that day is not a
business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after
,2006 or, if           ,2006 is not a business day, later than the sixth
business day after           , 2006. The calculation agent may postpone the
determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under "-- Special Calculation Provisions" below.

DETERMINATION DATE

      The determination date will be the fifth business day prior to           ,
2006 unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later
than           ,2006 or, if           , 2006 is not a business day, later than
the first business day after           , 2006.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be a measurement date or the determination date, then the measurement date or determination date, as applicable, will be postponed to the next business day on which a market disruption event does not occur and is not continuing. In no event, however, will a measurement date or the determination date be postponed by more than five business days.

      If a measurement date or the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the measurement date or determination date, as applicable. If the calculation agent determines that the closing index level that must be used to determine the payment amount is not available on the relevant measurement or determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index on the relevant day.

                  DISCONTINUANCE OR MODIFICATION OF THE INDEX

      If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

      If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on any measurement date (including the determination date) because of a market disruption event or for any other reason, the calculation agent will determine the starting value and/or the ending value for the relevant measurement date, and thus the capped index performance and the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

      If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the index level used to determine the starting value and/or ending value for any measurement date (including the determination date), and thus the capped index performance and the amount payable on the stated maturity date, is equitable.

      Any adjustments to be made to the closing level of the index on any measurement date (including the determination date) may differ from those made to the closing level of the index on any other measurement date, and these adjustments may be made with respect to one or more measurement dates but not with respect to all measurement dates. All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described below. We describe the default amount under "-- Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Debt Indentures and Waiver of Covenants".

                               MANNER OF PAYMENT

      Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the index, the measurement dates, the starting value, ending value, monthly performance and capped monthly performance for each measurement date, the capped index performance, market disruption events, business days, the default amount, the supplemental payment amount, and the cash to be paid on your note at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the New York Stock Exchange, the Nasdaq National Market System and the American Stock Exchange are all open for trading and on which the index sponsor is open for business and the index is calculated and published by the index sponsor.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

      For this purpose, an "absence of trading" in the primary securities market on which an index stock is trading, or on which option or futures contracts relating to the index or an index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

      As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      The tables below shows the amount in cash that would be payable for each $1,000 outstanding face amount of your note on the stated maturity date if the monthly performances for each period had the hypothetical values shown in the applicable table.

      The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical index levels on the measurement dates, and trends in changes in the index level, could have on the payment amount, assuming all other variables remain constant.

      The tables below assume that there is no change in or affecting any of the index stocks or the method by which the index sponsor calculates the index level, that there is no change in the relative weighting of any index stock, and that no market disruption event occurs.

ASSUMPTIONS AND KEY TERMS
Face amount                      $1,000

Cap rate                          3.25%

Maturity                        3 years

Measurement frequency           monthly

No change in or affecting any of the
index stocks or the method by which the
index sponsor calculates the index
level

No change in the relative weighting of
any index stock

No market disruption event occurs

      The information in the tables reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the tables below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" above. The information in the tables also reflects the assumptions and key terms in the box above.

      The index has been highly volatile -- meaning that the index level has changed substantially in relatively short periods -- in the past and its performance cannot be predicted for any future period. Before investing in the offered notes, you should consult publicly available news sources to determine the index level between the date of this prospectus supplement and your purchase of the offered notes. The actual index level for the offered notes may differ substantially from current levels, and the actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples shown below or to the historical levels of the index shown elsewhere in this prospectus supplement. For information about the level of the index during recent periods, see "The Index -- Historical Closing Levels of the Index" below.

      Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks.

      Also, the hypothetical returns shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stocks. For information about the level of the index in recent periods, see "The Index -- Historical Closing Levels of the Index" below

      In each of the tables below, the hypothetical monthly performance is calculated by dividing the closing level of the index at the end of the period by the closing level of the index at the beginning of the period, then subtracting one. (The monthly performance for any period may be negative if the ending value is lower then the starting value for that period). If a monthly performance (expressed as a percentage) is less than or equal to 3.25%, then that monthly performance is used for that period. Otherwise, the monthly performance is capped at 3.25%. That is, 3.25% is used instead of the actual return for any year during which the monthly performance exceeds 3.25%. We then compute the sum of the thirty-six capped monthly performances.

      Finally, the value of the capped index performance (expressed as a percentage) is compared against 2%. Each offered note pays at maturity (i) the outstanding face amount plus (ii) the supplemental payment amount. The supplemental payment amount will equal the outstanding face amount times the greater of (i) the value of the capped index performance or (ii) 2%. Note that the capped index performance may be negative if some of the monthly performances are negative.

EXAMPLE I:  MONTHLY PERFORMANCE EXCEEDS THE CAP RATE DURING EACH PERIOD (MAXIMUM
            POSSIBLE RETURN ON NOTE)

--------------------------------------------------------------------------------------------
                                                          MONTHLY
              STARTING VALUE       ENDING VALUE         PERFORMANCE           MONTHLY
             (AS % OF INITIAL    (AS % OF INITIAL     ((ENDING VALUE/       PERFORMANCE
PERIOD         INDEX VALUE)        INDEX VALUE)      STARTING VALUE)-1)       CAPPED?
--------------------------------------------------------------------------------------------
 Period 1         100.0%              103.5%                3.50%          Yes, at 3.25%
 Period 2         103.5%              107.1%                3.50%          Yes, at 3.25%
 Period 3         107.1%              110.9%                3.50%          Yes, at 3.25%
 Period 4         110.9%              114.8%                3.50%          Yes, at 3.25%
 Period 5         114.8%              118.8%                3.50%          Yes, at 3.25%
 Period 6         118.8%              122.9%                3.50%          Yes, at 3.25%
 Period 7         122.9%              127.2%                3.50%          Yes, at 3.25%
 Period 8         127.2%              131.7%                3.50%          Yes, at 3.25%
 Period 9         131.7%              136.3%                3.50%          Yes, at 3.25%
 Period 10        136.3%              141.1%                3.50%          Yes, at 3.25%
 Period 11        141.1%              146.0%                3.50%          Yes, at 3.25%
 Period 12        146.0%              151.1%                3.50%          Yes, at 3.25%
 Period 13        151.1%              156.4%                3.50%          Yes, at 3.25%
 Period 14        156.4%              161.9%                3.50%          Yes, at 3.25%
 Period 15        161.9%              167.5%                3.50%          Yes, at 3.25%
 Period 16        167.5%              173.4%                3.50%          Yes, at 3.25%
 Period 17        173.4%              179.5%                3.50%          Yes, at 3.25%
 Period 18        179.5%              185.7%                3.50%          Yes, at 3.25%
 Period 19        185.7%              192.3%                3.50%          Yes, at 3.25%
 Period 20        192.3%              199.0%                3.50%          Yes, at 3.25%
 Period 21        199.0%              205.9%                3.50%          Yes, at 3.25%
 Period 22        205.9%              213.2%                3.50%          Yes, at 3.25%
 Period 23        213.2%              220.6%                3.50%          Yes, at 3.25%
 Period 24        220.6%              228.3%                3.50%          Yes, at 3.25%
 Period 25        228.3%              236.3%                3.50%          Yes, at 3.25%
 Period 26        236.3%              244.6%                3.50%          Yes, at 3.25%
 Period 27        244.6%              253.2%                3.50%          Yes, at 3.25%
 Period 28        253.2%              262.0%                3.50%          Yes, at 3.25%
 Period 29        262.0%              271.2%                3.50%          Yes, at 3.25%
 Period 30        271.2%              280.7%                3.50%          Yes, at 3.25%
 Period 31        280.7%              290.5%                3.50%          Yes, at 3.25%
 Period 32        290.5%              300.7%                3.50%          Yes, at 3.25%
 Period 33        300.7%              311.2%                3.50%          Yes, at 3.25%
 Period 34        311.2%              322.1%                3.50%          Yes, at 3.25%
 Period 35        322.1%              333.4%                3.50%          Yes, at 3.25%
 Period 36        333.4%              345.0%                3.50%          Yes, at 3.25%
--------------------------------------------------------------------------------------------
 CAPPED INDEX PERFORMANCE                                                        117.00%
--------------------------------------------------------------------------------------------
 FACE AMOUNT X CAPPED INDEX PERFORMANCE                                        $1,170.00
--------------------------------------------------------------------------------------------
 FACE AMOUNT + (FACE AMOUNT X CAPPED INDEX PERFORMANCE)                        $2,170.00
--------------------------------------------------------------------------------------------
 PAYMENT AT THE STATED MATURITY DATE IS $2,170 SINCE $2,170 IS GREATER
 THAN $1,020 (102% TIMES THE FACE AMOUNT)                                      $2,170.00
--------------------------------------------------------------------------------------------

EXAMPLE II:  MONTHLY PERFORMANCES ARE MIXED BUT NOTE RETURN IS LESS THAN THE
             INDEX RETURN

---------------------------------------------------------------------------------------------
                                                          MONTHLY
              STARTING VALUE       ENDING VALUE         PERFORMANCE           MONTHLY
             (AS % OF INITIAL    (AS % OF INITIAL     ((ENDING VALUE/       PERFORMANCE
PERIOD         INDEX VALUE)        INDEX VALUE)      STARTING VALUE)-1)       CAPPED?
---------------------------------------------------------------------------------------------
 Period 1         100.0%              105.5%                5.50%           Yes, at 3.25%
 Period 2         105.5%              113.9%                8.00%           Yes, at 3.25%
 Period 3         113.9%              119.1%                4.50%           Yes, at 3.25%
 Period 4         119.1%              120.3%                1.00%           No, use 1.00%
 Period 5         120.3%              116.7%               -3.00%          No, use -3.00%
 Period 6         116.7%              121.3%                4.00%           Yes, at 3.25%
 Period 7         121.3%              122.5%                1.00%           No, use 1.00%
 Period 8         122.5%              116.4%               -5.00%          No, use -5.00%
 Period 9         116.4%              112.9%               -3.00%          No, use -3.00%
 Period 10        112.9%              117.4%                4.00%           Yes, at 3.25%
 Period 11        117.4%              115.1%               -2.00%          No, use -2.00%
 Period 12        115.1%              113.9%               -1.00%          No, use -1.00%
 Period 13        113.9%              120.8%                6.00%           Yes, at 3.25%
 Period 14        120.8%              123.2%                2.00%           No, use 2.00%
 Period 15        123.2%              125.0%                1.50%           No, use 1.50%
 Period 16        125.0%              129.1%                3.25%           Yes, at 3.25%
 Period 17        129.1%              130.8%                1.30%           No, use 1.30%
 Period 18        130.8%              129.5%               -1.00%          No, use -1.00%
 Period 19        129.5%              123.0%               -5.00%          No, use -5.00%
 Period 20        123.0%              127.9%                4.00%           Yes, at 3.25%
 Period 21        127.9%              131.7%                3.00%           No, use 3.00%
 Period 22        131.7%              132.4%                0.50%           No, use 0.50%
 Period 23        132.4%              135.1%                2.00%           No, use 2.00%
 Period 24        135.1%              132.3%               -2.00%          No, use -2.00%
 Period 25        132.3%              131.0%               -1.00%          No, use -1.00%
 Period 26        131.0%              128.4%               -2.00%          No, use -2.00%
 Period 27        128.4%              132.3%                3.00%           No, use 3.00%
 Period 28        132.3%              133.6%                1.00%           No, use 1.00%
 Period 29        133.6%              136.9%                2.50%           No, use 2.50%
 Period 30        136.9%              136.9%                0.00%           No, use 0.00%
 Period 31        136.9%              139.0%                1.50%           No, use 1.50%
 Period 32        139.0%              138.3%               -0.50%          No, use -0.50%
 Period 33        138.3%              139.7%                1.00%           No, use 1.00%
 Period 34        139.7%              145.2%                4.00%           Yes, at 3.25%
 Period 35        145.2%              154.0%                6.00%           Yes, at 3.25%
 Period 36        154.0%              165.5%                7.50%           Yes, at 3.25%
---------------------------------------------------------------------------------------------
 CAPPED INDEX PERFORMANCE                                                          31.55%
---------------------------------------------------------------------------------------------
 FACE AMOUNT X CAPPED INDEX PERFORMANCE                                           $315.50
---------------------------------------------------------------------------------------------
 FACE AMOUNT + (FACE AMOUNT X CAPPED INDEX PERFORMANCE)                         $1,315.50
---------------------------------------------------------------------------------------------
 PAYMENT AT THE STATED MATURITY DATE IS $1,315.50 SINCE $1,315.50 IS
 GREATER THAN $1,020 (102% TIMES THE FACE AMOUNT)                               $1,315.50
---------------------------------------------------------------------------------------------

EXAMPLE III:  FINAL INDEX LEVEL IS GREATER THAN INITIAL INDEX LEVEL YET NOTE
              ONLY RETURNS MINIMUM OF 102% TIMES OUTSTANDING FACE AMOUNT AT THE STATED MATURITY

---------------------------------------------------------------------------------------------
                                                          MONTHLY
              STARTING VALUE       ENDING VALUE         PERFORMANCE           MONTHLY
             (AS % OF INITIAL    (AS % OF INITIAL     ((ENDING VALUE/       PERFORMANCE
PERIOD         INDEX VALUE)        INDEX VALUE)      STARTING VALUE)-1)       CAPPED?
---------------------------------------------------------------------------------------------
 Period 1         100.0%              106.0%                6.00%           Yes, at 3.25%
 Period 2         106.0%              114.5%                8.00%           Yes, at 3.25%
 Period 3         114.5%              122.5%                7.00%           Yes, at 3.25%
 Period 4         122.5%              127.4%                4.00%           Yes, at 3.25%
 Period 5         127.4%              129.3%                1.50%           No, use 1.50%
 Period 6         129.3%              129.3%                0.00%           No, use 0.00%
 Period 7         129.3%              124.1%               -4.00%          No, use -4.00%
 Period 8         124.1%              115.4%               -7.00%          No, use -7.00%
 Period 9         115.4%              122.4%                6.00%           Yes, at 3.25%
 Period 10        122.4%              123.6%                1.00%           No, use 1.00%
 Period 11        123.6%              130.4%                5.50%           Yes, at 3.25%
 Period 12        130.4%              135.6%                4.00%           Yes, at 3.25%
 Period 13        135.6%              137.0%                1.00%           No, use 1.00%
 Period 14        137.0%              130.1%               -5.00%          No, use -5.00%
 Period 15        130.1%              124.9%               -4.00%          No, use -4.00%
 Period 16        124.9%              126.2%                1.00%           No, use 1.00%
 Period 17        126.2%              129.9%                3.00%           No, use 3.00%
 Period 18        129.9%              135.1%                4.00%           Yes, at 3.25%
 Period 19        135.1%              138.5%                2.50%           No, use 2.50%
 Period 20        138.5%              131.6%               -5.00%          No, use -5.00%
 Period 21        131.6%              139.5%                6.00%           Yes, at 3.25%
 Period 22        139.5%              144.4%                3.50%           Yes, at 3.25%
 Period 23        144.4%              138.6%               -4.00%          No, use -4.00%
 Period 24        138.6%              131.7%               -5.00%          No, use -5.00%
 Period 25        131.7%              121.1%               -8.00%          No, use -8.00%
 Period 26        121.1%              115.7%               -4.50%          No, use -4.50%
 Period 27        115.7%              115.7%                0.00%           No, use 0.00%
 Period 28        115.7%              114.5%               -1.00%          No, use -1.00%
 Period 29        114.5%              116.8%                2.00%           No, use 2.00%
 Period 30        116.8%              112.1%               -4.00%          No, use -4.00%
 Period 31        112.1%              113.8%                1.50%           No, use 1.50%
 Period 32        113.8%              113.3%               -0.50%          No, use -0.50%
 Period 33        113.3%              114.4%                1.00%           No, use 1.00%
 Period 34        114.4%              111.0%               -3.00%          No, use -3.00%
 Period 35        111.0%              117.6%                6.00%           Yes, at 3.25%
 Period 36        117.6%              126.4%                7.50%           Yes, at 3.25%
---------------------------------------------------------------------------------------------
 CAPPED INDEX PERFORMANCE                                                          -1.50%
---------------------------------------------------------------------------------------------
 FACE AMOUNT X CAPPED INDEX PERFORMANCE                                           $(15.00)
---------------------------------------------------------------------------------------------
 FACE AMOUNT + (FACE AMOUNT X CAPPED INDEX PERFORMANCE)                           $985.00
---------------------------------------------------------------------------------------------
 PAYMENT AT THE STATED MATURITY DATE IS $1,020 (102% TIMES THE FACE
 AMOUNT) SINCE $1,020 IS GREATER THAN $985                                      $1,020.00
---------------------------------------------------------------------------------------------

EXAMPLE IV:  MONTHLY PERFORMANCES ARE POSITIVE BUT LESS THAN THE CAP RATE FOR
             EACH PERIOD

--------------------------------------------------------------------------------------------
                                                          MONTHLY
              STARTING VALUE       ENDING VALUE         PERFORMANCE           MONTHLY
             (AS % OF INITIAL    (AS % OF INITIAL     ((ENDING VALUE/       PERFORMANCE
PERIOD         INDEX VALUE)        INDEX VALUE)     STARTING VALUE) - 1)      CAPPED?
--------------------------------------------------------------------------------------------
 Period 1         100.0%              101.0%                1.00%          No, use 1.00%
 Period 2         101.0%              103.0%                2.00%          No, use 2.00%
 Period 3         103.0%              104.6%                1.50%          No, use 1.50%
 Period 4         104.6%              107.7%                3.00%          No, use 3.00%
 Period 5         107.7%              108.2%                0.50%          No, use 0.50%
 Period 6         108.2%              110.9%                2.50%          No, use 2.50%
 Period 7         110.9%              113.2%                2.00%          No, use 2.00%
 Period 8         113.2%              116.6%                3.00%          No, use 3.00%
 Period 9         116.6%              118.3%                1.50%          No, use 1.50%
 Period 10        118.3%              119.5%                1.00%          No, use 1.00%
 Period 11        119.5%              120.7%                1.00%          No, use 1.00%
 Period 12        120.7%              123.1%                2.00%          No, use 2.00%
 Period 13        123.1%              124.9%                1.50%          No, use 1.50%
 Period 14        124.9%              125.6%                0.50%          No, use 0.50%
 Period 15        125.6%              126.2%                0.50%          No, use 0.50%
 Period 16        126.2%              128.7%                2.00%          No, use 2.00%
 Period 17        128.7%              132.6%                3.00%          No, use 3.00%
 Period 18        132.6%              136.6%                3.00%          No, use 3.00%
 Period 19        136.6%              140.7%                3.00%          No, use 3.00%
 Period 20        140.7%              143.5%                2.00%          No, use 2.00%
 Period 21        143.5%              145.6%                1.50%          No, use 1.50%
 Period 22        145.6%              149.3%                2.50%          No, use 2.50%
 Period 23        149.3%              152.3%                2.00%          No, use 2.00%
 Period 24        152.3%              153.0%                0.50%          No, use 0.50%
 Period 25        153.0%              153.8%                0.50%          No, use 0.50%
 Period 26        153.8%              155.3%                1.00%          No, use 1.00%
 Period 27        155.3%              157.6%                1.50%          No, use 1.50%
 Period 28        157.6%              160.8%                2.00%          No, use 2.00%
 Period 29        160.8%              164.0%                2.00%          No, use 2.00%
 Period 30        164.0%              166.5%                1.50%          No, use 1.50%
 Period 31        166.5%              171.5%                3.00%          No, use 3.00%
 Period 32        171.5%              174.0%                1.50%          No, use 1.50%
 Period 33        174.0%              174.9%                0.50%          No, use 0.50%
 Period 34        174.9%              177.5%                1.50%          No, use 1.50%
 Period 35        177.5%              179.3%                1.00%          No, use 1.00%
 Period 36        179.3%              182.0%                1.50%          No, use 1.50%
--------------------------------------------------------------------------------------------
 CAPPED INDEX PERFORMANCE                                                         60.50%
--------------------------------------------------------------------------------------------
 FACE AMOUNT X CAPPED INDEX PERFORMANCE                                          $605.00
--------------------------------------------------------------------------------------------
 FACE AMOUNT + (FACE AMOUNT X CAPPED INDEX PERFORMANCE)                        $1,605.00
--------------------------------------------------------------------------------------------
 PAYMENT AT THE STATED MATURITY DATE IS $1,605 SINCE $1,605 IS GREATER
 THAN $1,020 (102% TIMES THE FACE AMOUNT)                                      $1,605.00
--------------------------------------------------------------------------------------------

EXAMPLE V:  MONTHLY PERFORMANCES ARE ALL NEGATIVE

-----------------------------------------------------------------------------------------------
                                                            MONTHLY
              STARTING VALUE      ENDING VALUE (AS        PERFORMANCE           MONTHLY
             (AS % OF INITIAL    % OF INITIAL INDEX     ((ENDING VALUE/       PERFORMANCE
PERIOD         INDEX VALUE)            VALUE)          STARTING VALUE)-1)       CAPPED?
-----------------------------------------------------------------------------------------------
 Period 1         100.0%                 99.5%               -0.50%          No, use -0.50%
 Period 2          99.5%                 97.5%               -2.00%          No, use -2.00%
 Period 3          97.5%                 94.6%               -3.00%          No, use -3.00%
 Period 4          94.6%                 93.2%               -1.50%          No, use -1.50%
 Period 5          93.2%                 90.8%               -2.50%          No, use -2.50%
 Period 6          90.8%                 86.3%               -5.00%          No, use -5.00%
 Period 7          86.3%                 80.3%               -7.00%          No, use -7.00%
 Period 8          80.3%                 78.6%               -2.00%          No, use -2.00%
 Period 9          78.6%                 77.9%               -1.00%          No, use -1.00%
 Period 10         77.9%                 73.2%               -6.00%          No, use -6.00%
 Period 11         73.2%                 70.3%               -4.00%          No, use -4.00%
 Period 12         70.3%                 68.5%               -2.50%          No, use -2.50%
 Period 13         68.5%                 68.2%               -0.50%          No, use -0.50%
 Period 14         68.2%                 67.1%               -1.50%          No, use -1.50%
 Period 15         67.1%                 66.5%               -1.00%          No, use -1.00%
 Period 16         66.5%                 65.8%               -1.00%          No, use -1.00%
 Period 17         65.8%                 65.1%               -1.00%          No, use -1.00%
 Period 18         65.1%                 62.9%               -3.50%          No, use -3.50%
 Period 19         62.9%                 61.3%               -2.50%          No, use -2.50%
 Period 20         61.3%                 60.7%               -1.00%          No, use -1.00%
 Period 21         60.7%                 60.4%               -0.50%          No, use -0.50%
 Period 22         60.4%                 60.1%               -0.50%          No, use -0.50%
 Period 23         60.1%                 59.5%               -1.00%          No, use -1.00%
 Period 24         59.5%                 56.8%               -4.50%          No, use -4.50%
 Period 25         56.8%                 54.8%               -3.50%          No, use -3.50%
 Period 26         54.8%                 53.7%               -2.00%          No, use -2.00%
 Period 27         53.7%                 52.9%               -1.50%          No, use -1.50%
 Period 28         52.9%                 51.6%               -2.50%          No, use -2.50%
 Period 29         51.6%                 51.1%               -1.00%          No, use -1.00%
 Period 30         51.1%                 50.3%               -1.50%          No, use -1.50%
 Period 31         50.3%                 49.6%               -1.50%          No, use -1.50%
 Period 32         49.6%                 49.1%               -1.00%          No, use -1.00%
 Period 33         49.1%                 46.4%               -5.50%          No, use -5.50%
 Period 34         46.4%                 44.5%               -4.00%          No, use -4.00%
 Period 35         44.5%                 43.8%               -1.50%          No, use -1.50%
 Period 36         43.8%                 42.5%               -3.00%          No, use -3.00%
-----------------------------------------------------------------------------------------------
 CAPPED INDEX PERFORMANCE                                                           -84.00%
-----------------------------------------------------------------------------------------------
 FACE AMOUNT X CAPPED INDEX PERFORMANCE                                            $(840.00)
-----------------------------------------------------------------------------------------------
 FACE AMOUNT + (FACE AMOUNT X CAPPED INDEX PERFORMANCE)                             $160.00
-----------------------------------------------------------------------------------------------
 PAYMENT AT THE STATED MATURITY DATE IS $1,020 (102% TIMES THE FACE
 AMOUNT) SINCE $1,020 IS GREATER THAN $160                                        $1,020.00
-----------------------------------------------------------------------------------------------

      Payments on this note may be economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note may be economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States Income tax treatment of the note as described under "Supplemental Discussion of Federal Income Tax Consequences" below.

   We cannot predict the starting value or ending value for any period, the closing index level on the determination date or the market value of your note, nor can we predict the relationship between the index level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the rate of return on the offered notes will depend entirely on the starting value and ending value for each measurement date and on the actual final closing index level, each as determined by the calculation agent as described above. In particular, the closing index level could be lower or higher than the levels reflected in the tables. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the tables above.

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the index on the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index stocks. Consequently, with regard to your note, from time to time, we and/or our affiliates:

- expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index stocks,

- may take or dispose of positions in the securities of the index stock issuers themselves,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market and/or

- may take short positions in the index stocks or other securities of the kind described above -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

      We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.

      In the future, we and/or our affiliates expect to close out a hedge position relating to your note and perhaps relating to other notes with returns linked to the index or the index stocks. These steps, which we expect to occur on or before the determination date, are likely to involve sales of listed instruments linked to the index, and perhaps sales of listed or over-the-counter options, futures or other instruments linked to the index or to some or all of the index stocks. These steps may also involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

   The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

                                   THE INDEX

      We have derived all information regarding the index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information without independent verification. That information reflects the policies of, and is subject to change by, Standard and Poor's Ratings Group, which is the index sponsor and is commonly referred to as Standard & Poor's. Standard and Poor's owns the copyright and all other rights to the index. Standard & Poor's has no obligation to continue to publish, and may discontinue publication of, the index. Standard & Poor's does not assume any responsibility for the accuracy or completeness of such information. The consequences of Standard & Poor's discontinuing the index are described in the section entitled "Specific Terms of Your
Note -- Discontinuance or Modification of the Index" above. Current information regarding the market value of the index is available from Standard & Poor's and from numerous public information sources. We do not make any representation that the publicly available information about the index is accurate or complete. The index is determined, comprised and calculated by Standard & Poor's without regard to the offered notes. Neither we nor any of our affiliates accept any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in the index.

      Standard & Poor's publishes the S&P 500(R) Index. The index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 31, 2003, 424 companies or 84.8% of the S&P 500(R) Index traded on the New York Stock Exchange; 74 companies or 15.8% of the S&P 500(R) Index traded on The Nasdaq Stock Market; and 29 companies or 0.4% of the S&P 500(R) Index traded on the American Stock Exchange. As of July 31, 2003, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 78% of the aggregate market value of stocks included in the Standard & Poor's Stock Guide Database of domestic common stocks traded in the United States, excluding American depositary receipts and shares of real estate investment trusts, limited partnerships and mutual funds. Standard & Poor's chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the index with the number of companies currently included in each group indicated in parentheses: consumer discretionary (86), consumer staples (37), energy (23), financials (83), health care (46), industrials (60), information technology (83), materials (34), telecommunication services (12) and utilities (36). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the index to achieve the objectives stated above.

      The S&P 500(R) Index does not reflect the payment of dividends on the stocks included in the S&P 500(R) Index. Because of this, and due to the monthly appreciation cap, the return on the offered notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered notes.

                            COMPUTATION OF THE INDEX

      Standard & Poor's currently computes the S&P 500(R) Index as of a particular time as follows:

      (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

      (b) the market values of all component stocks as of that time are aggregated;

      (c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

      (d) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

      (e) the current aggregate market value of all component stocks is divided by the base value; and

      (f) the resulting quotient, expressed in decimals, is multiplied by ten.

      While Standard & Poor's currently employs the above methodology to calculate the index, no assurance can be given that Standard & Poor's will not modify or change this methodology in a manner that may affect the payment amount for the offered notes upon maturity or otherwise.

      Standard & Poor's adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor's to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

- the issuance of stock dividends,

- the granting to shareholders of rights to purchase additional shares of stock,

- the purchase of shares by employees pursuant to employee benefit plans,

- consolidations and acquisitions,

- the granting to shareholders of rights to purchase other securities of the issuer,

- the substitution by Standard & Poor's of particular component stocks in the S&P 500 index, and

- other reasons

      In these cases, Standard & Poor's first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                  New Market Value
Old Base Value X                       = New Base Value
                  ----------------
                  Old Market Value

      The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500(R) Index.

                     HISTORICAL CLOSING LEVELS OF THE INDEX

      The first table below sets forth the closing levels of the index on the last business day of each year from 1998 through 2000. The second table below sets forth the high, the low and the last closing levels of the index for each of the four calendar quarters in 2001 and 2002, and for the first three calendar quarters of 2003, through August 6, 2003. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

      Since its inception, the level of the index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of future performance. We cannot give you any assurance in that the future performance of the index or the index stock will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the index.

      The actual performance of the index over the life of the offered notes may bear little relation to the historical levels shown below.

                      YEAR-END CLOSING LEVELS OF THE INDEX

YEAR                                           CLOSING LEVEL
----                                           -------------
1998.........................................    1,229.23
1999.........................................    1,469.25
2000.........................................    1,320.28

              QUARTERLY HIGH, LOW AND CLOSING LEVELS OF THE INDEX

                                                              HIGH        LOW            CLOSE
                                                            --------    --------        --------
2001
  Quarter ended March 31..................................  1,373.73    1,117.58        1,160.33
  Quarter ended June 30...................................  1,312.83    1,103.25        1,224.42
  Quarter ended September 30..............................  1,236.72      956.80        1,040.94
  Quarter ended December 31...............................  1,170.35    1,038.55        1,148.09
2002
  Quarter ended March 31..................................  1,172.51    1,080.17        1,147.39
  Quarter ended June 30...................................  1,146.54      973.53          989.82
  Quarter ended September 30..............................    989.03      797.70          815.28
  Quarter ending December 31..............................    931.66      776.76          879.82
2003
  Quarter ended March 31..................................    931.66      800.73          848.18
  Quarter ended June 30...................................  1,011.66      858.48          974.50
  Quarter ending September 30, 2003 (through August 6,
     2003)................................................  1,007.87      965.46          967.08
  Closing Level on August 6, 2003.........................                                967.08

                               LICENSE AGREEMENT

      Standard & Poor's and Goldman, Sachs & Co. have entered into a non-transferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the index in connection with the issuance of certain securities, including the offered notes. The Goldman Sachs Group, Inc. is also a party to the license agreement.

      The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of McGraw-Hill, Inc. Standard & Poor's has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the offered notes. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the index to track general stock market performance. Standard & Poor's only relationship to Goldman Sachs (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of Standard & Poor's and of the use of the index which is determined, composed and calculated by Standard & Poor's without regard to Goldman Sachs or the offered notes. Standard & Poor's has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index. Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. Standard & Poor's has no liability in connection with the administration, marketing or trading of the offered notes.

      STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR'S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

      All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Standard & Poor's. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

      The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.

      This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax exempt organization;

- a person that owns a note as a hedge or that is hedged against interest rate risks;

- a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

      This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

   Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.

      Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of your note prior to your receipt of cash attributable to such income.

      You may obtain the comparable yield and projected payment schedule from us by contacting the Goldman Sachs Corporate Treasury Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your note, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

   The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.

      If you purchase your note for an amount that differs from the note's adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note.

      If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

      Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

      You will recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note at a price other than the adjusted issue price determined for tax purposes.

      Any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      Please see the discussion under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting -- United States Holders" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call collectively "Plans", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

   If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.

      In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                 Page
                                                 ----
Summary Information............................   S-2
Additional Risk Factors Specific to Your
  Note.........................................   S-9
Specific Terms of Your Note....................  S-14
Hypothetical Returns on Your Note..............  S-20
Use of Proceeds and Hedging....................  S-28
The Index......................................  S-29
Supplemental Discussion of Federal Income Tax
  Consequences.................................  S-33
Employee Retirement Income Security Act........  S-35
Supplemental Plan of Distribution..............  S-36
      Prospectus Supplement dated May 21, 2003
Use of Proceeds................................   S-2
Description of Notes We May Offer..............   S-3
United States Taxation.........................  S-20
Employee Retirement Income Security Act........  S-20
Supplemental Plan of Distribution..............  S-20
Validity of the Notes..........................  S-22
Prospectus
Available Information..........................     2
Prospectus Summary.............................     4
Ratio of Earnings to Fixed Charges.............     8
Description of Debt Securities We May Offer....     9
Description of Warrants We May Offer...........    32
Description of Purchase Contracts We May
  Offer........................................    49
Description of Units We May Offer..............    54
Description of Preferred Stock We May Offer....    60
Description of Capital Stock...................    68
Legal Ownership and Book-Entry Issuance........    73
Considerations Relating to Securities Issued in
  Bearer Form..................................    79
Considerations Relating to Indexed
  Securities...................................    83
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency.....................    86
United States Taxation.........................    89
Plan of Distribution...........................   109
Employee Retirement Income Security Act........   112
Validity of the Securities.....................   112
Experts........................................   112
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995.....   113

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                                $

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                      Capped Participation Notes due 2006
                        (Linked to the S&P 500(R) Index)
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                              [GOLDMAN SACHS LOGO]

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                              Goldman, Sachs & Co.
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